Quepasa Chairman Takes Over as CEO

PHOENIX, Ariz., June 30 /PRNewswire-FirstCall/ -- Quepasa Corporation (OTC Bulletin Board: QPSA - News) announced today that its Board of Directors had unanimously appointed company founder and Chairman Jeffrey Peterson as Chief Executive Officer. Quepasa President Fernando Ascencio had assumed the CEO role early this year, while Peterson attended to other business interests.

Peterson, an aggressive, hands-on manager, is known for stimulating rapid growth. Quepasa's market capitalization increased in value to over $300 million under his leadership in 1999, and $40 million in 2004.

About Quepasa Corporation

Headquartered in Phoenix, Arizona, Quepasa Corporation is a leading provider of online products and services to Hispanic and Latino users throughout the U.S. and certain areas of Latin America.

Quepasa maintains operations in the U.S. and Mexico. More information about Quepasa can be found on the company's Corporate Web site, which is located at http://info.quepasacorp.com.

Safe Harbor Statement

The statements made in this press release that are not historical facts are "forward-looking statements." These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. The Company cautions readers of this press release that a number of important factors could cause Quepasa's actual future results to differ materially from those expressed in any such forward-looking statements.

Such factors include, without limitation, new product and service development delays, acceptance of our products and/or services, litigation risks and associated costs, industry competition, rapid changes in technology and industry standards, fluctuations in quarterly performance, protection of proprietary rights, maintenance of relationships with key personnel, vendors and third-party developers, international economic and political conditions and identification of suitable future acquisition opportunities. These important factors and other factors that potentially could affect the Company's financial results are discussed in our filings with the Securities and Exchange Commission, including the Company's most recent Annual report on Form 10-K and Quarterly Report on Form 10-Q, each as it may be amended from time to time. Readers of this press release are referred to such filings. References to past performance should not be interpreted as a guarantee of future results. Certain data points or market value references may be averaged or rounded for cleaner presentation. The Company may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in the Company's assumptions or otherwise. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Quepasa.com, Quepasa, and the Quepasa.com logo are registered trademarks of Quepasa Corporation in the United States and Quepasa.com SA de CV in Mexico.

For further information please contact: Charles Mathews of Quepasa Corporation, +1-602-716-0100 ext. 258